Exhibit 10.2

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (the "Agreement") is entered into as of July 31, 2023, 2023 ("Effective Date"), by and between WESTPORT OFFICE PARK, LLC, a Delaware limited liability company (formerly a California limited liability company) ("Landlord"), and ADICET THERAPEUTICS, INC., a Delaware corporation ("Tenant"), with respect to the following facts and circumstances:

A.
Landlord and Tenant are parties to that certain Lease Agreement dated as of October 31, 2018 ("Initial Lease"), as amended by that certain First Amendment to Lease dated as of December 30, 2020 ("First Amendment"), and further amended by that certain Second Amendment dated as of June, 2022 ("Second Amendment"), and further amended by that certain Third Amendment dated as of January 4, 2023 ("Third Amendment") (collectively, the "Original Lease") of certain premises comprising approximately 50,305 square feet (the "Original Premises") within the building located at 1000 Bridge Parkway, Redwood City, California 94065 (the "1000 Building") and approximately 12,204 rentable square feet (the "Expansion Space" and collectively with the Original Premises, the “Existing Premises”) within the building located at 1200 Bridge Parkway, Redwood City, California 94065 (the "1200 Building" and collectively with the 1000 Building, the “Buildings”), and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the "Lease" shall refer to the Original Lease, as amended by this Agreement.

B.
Pursuant to Section 2.4 of Exhibit C-2 of the First Amendment (as amended by the Third Amendment), Tenant has elected to receive the Additional Allowance to pay the cost for certain changes, change orders or modifications to the Working Drawings and/or the Approved Working Drawings, pursuant to the terms of the Original Lease.

C.
Pursuant to Section 2.4 of Exhibit C-2 of the First Amendment (as amended by the Third Amendment), as consideration for Landlord providing such Additional Allowance to Tenant, the amount of the Additional Allowance provided by Landlord shall be repaid by Tenant to Landlord amortized based upon equal monthly payments of principal amortization and interest on a monthly basis over the initial Term at an interest rate of eight percent (8%) per annum, and each such monthly payment of principal amortization and interest (collectively, the "Amortization Rent") shall be paid by Tenant to Landlord commencing on the first (1st) day of the Term.

D.
Landlord and Tenant desire to amend the Original Lease to modify the period over which the Additional Allowance is to be amortized and identify the Amortization Rent payable by Tenant, pursuant to the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1.
Section 2.4 of Exhibit C-2 of the First Amendment (as amended by the Third Amendment) is hereby amended and restated in its entirety with the following:

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“2.4 Additional Allowance. If the costs to design, permit, install and construct the Tenant Improvements exceed the initial Tenant Improvement Allowance amount stated in Section 2.1 above, Tenant shall have the option, exercisable upon written notice to Landlord on or prior to January 1, 2023, to receive an additional Tenant improvement allowance to pay for such excess costs (the "Additional Allowance") in the amount of up to, but no more than, $60.00 per rentable square foot of the Premises. If Tenant exercises the option for the Additional Allowance, then the term "Tenant Improvement Allowance" as used in this Tenant Work Letter shall mean and refer to the initial Tenant Improvement Allowance amount stated in Section 2.1 above plus the Additional Allowance. For the avoidance of doubt, Tenant’s execution and delivery of this Agreement after January 1, 2023 shall be deemed a timely and valid exercise of its option for the Additional Allowance. As consideration for Landlord providing such Additional Allowance to Tenant, the amount of the Additional Allowance provided by Landlord shall be repaid by Tenant to Landlord amortized based upon equal monthly payments of principal amortization and interest on a monthly basis over the remainder of the initial Term from and after March 1, 2023 at an interest rate of eight percent (8%) per annum, and each such monthly payment of principal amortization and interest (collectively, the "Amortization Rent") shall be paid by Tenant to Landlord commencing on March 1, 2023. In the event the Lease shall terminate for any reason, including, without limitation, as a result of a default by Tenant under the terms of the Lease beyond any applicable notice and cure period, Tenant acknowledges and agrees that the unamortized balance of the Additional Allowance which has not been paid by Tenant to Landlord as of the termination date of the Lease pursuant to the foregoing provisions of this Section shall become immediately due and payable as unpaid rent which has been earned as of such termination date. In no event shall the amortization Rent be abated for any reason whatsoever.”

2.
The Base Rent schedule identified in the Basic Lease Information of the Initial Lease (as amended by the Third Amendment), is hereby amended and restated in its entirety with the following:

Period (In Months)	Monthly Base Rent	Monthly Amortization Rent	Total Monthly Base Rent and Amortization Rent
09/01/2019 - 02/29/2020	N/A	$0.00	$0.00
03/01/2020 - 08/31/2020	$211,281.00	$0.00	$211,281.00
09/01/2020 - 08/31/2021	$217,619.43	$0.00	$217,619.43
09/01/2021 - 08/31/2022	$224,148.01	$0.00	$224,148.01
09/01/2022 - 02/28/2023	$230,872.45	$0.00	$230,872.45
03/01/2023 - 08/31/2023	$230,872.45	$47,043.87	$277,916.32
09/01/2023 - 08/31/2024	$237,798.63	$47,043.87	$284,842.50
09/01/2024 - 08/31/2025	$244,932.59	$47,043.87	$291,976.46
09/01/2025 - 08/31/2026	$252,280.56	$47,043.87	$299,324.43
09/01/2026 - 08/31/2027	$259,848.98	$47,043.87	$306,892.85
09/01/2027 - 08/31/2028	$267,644.45	$47,043.87	$314,688.32

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09/01/2028 - 08/31/2029	$275,673.78	$47,043.87	$322,717.65
09/01/2029 - 02/28/2030	$283,944.00	$47,043.87	$330,987.87

Landlord and Tenant acknowledge and agree that Base Rent with respect to the Expansion Space (as defined in the Second Amendment) shall be paid by Tenant to Landlord in accordance with the Second Amendment.

3.
Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement. Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker, agent, finder or similar person. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party.

4.
As additional consideration for this Agreement, Tenant hereby certifies that:

(a)
The Original Lease (as amended hereby) is in full force and effect.

(b)
Tenant is in possession of the entire Existing Premises and neither the Existing Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

(c)
To Tenant's actual knowledge, without inquiry, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(d)
All of Landlord's obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, other than the payment of the Additional Allowance as set forth in this Agreement.

(e)
To Tenant's actual knowledge, there are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

(f)
All of the representations and warranties of Tenant in the Original Lease are hereby remade.

(g)
Tenant holds all right, title and interest of the tenant in and to the Original Lease and the Existing Premises and has not transferred, encumbered, assigned or sublet any interest therein or portion thereof.

5.
As additional consideration for this Agreement, Landlord hereby certifies that:

(a)
The Original Lease (as amended hereby) is in full force and effect.

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(b)
To Landlord's actual knowledge, without inquiry, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(c)
To Landlord's knowledge, without inquiry, there are no existing offsets or defenses which Landlord has against the enforcement of the Original Lease (as amended hereby) by Tenant.

6.
Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are ratified and confirmed and shall continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the Original Lease constitute the entire agreement of the parties with respect to all matters discussed herein and therein, including, but not limited to, all matters relating to the Premises and the leasing relationship and supersede all other agreements and understandings between the parties, both written and oral. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement or the Lease. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity other than Tenant's attorneys, agents, assigns, accountants and consultants, or to an entity or person to whom disclosure is required by Applicable Laws, without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. Time is of the essence of this Agreement and the provisions contained herein. Each signatory of this Agreement represents that she or he has the authority to execute and deliver the same on behalf of the party for which such signatory is acting, and that upon the execution by such signatory, this Agreement is binding on behalf of the party for which such signatory is acting and enforceable against such party in accordance with its terms.

7.
Tenant Compliance.

7.1
Tenant represents, warrants and covenants to Landlord that: (i) it is not, and shall not during the Term of the Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, "Anti-Terrorism Laws"), including, without limitation, persons and entities named on the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (collectively, "Prohibited Persons"); (ii) to the best of its knowledge, it is not currently engaged in any transactions, provision of services to, or dealings with, or otherwise associated with, any Prohibited Persons, nor otherwise engaged in any activity that would violate Anti-Terrorism Laws in connection with the use or occupancy of the Premises or the Buildings;

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and (iii) it will not, during the Term of the Lease, engage in any transactions, provide services to, deal with, or be otherwise associated with, any Prohibited Persons, nor will it engage in any other activity that would violate Anti-Terrorism Laws in connection with the use or occupancy of the Premises or the Buildings.

7.2
Tenant certifies, represents, warrants and covenants to Landlord that it shall not during the Term of the Lease engage in activities that would violate the provisions of the U.S. Foreign Corrupt Practices Act and the anti-bribery laws of other nations generally. Accordingly, (i) Tenant has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Landlord or the Premises, made, promised, or offered to make any payment or transfer of anything of value, directly or indirectly to any US or non-US government official or to an intermediary for payment to any such government official; and, (ii) Tenant has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Landlord or the Premises, made, promised, or offered to make any payments or transfers of value that have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.

7.3
Tenant certifies, represents, warrants and covenants to Landlord that it shall not during the Term of the Lease engage in activities that would violate the provisions of the US Bank Secrecy Act as amended by the USA Patriot Act ("AML Laws"). In this regard Tenant will not engage in, facilitate or permit the Premises or the Buildings to be used in connection with transactions that in any way involve the proceeds of crime under US law or are related to the financing of terrorist activities. Further, Tenant will not use proceeds of crime to pay its obligations under the Lease.

7.4
If at any time after the date hereof Tenant becomes a Prohibited Person or is accused by The Office of Foreign Assets Control or other Federal Authorities of being associated with a person designated as a Prohibited Person, then it shall notify Landlord within five (5) business days after becoming aware of such designation. If at any time after the date hereof Tenant becomes a Prohibited Person or Tenant otherwise breaches any certification, representation, warranty or covenant set forth in this Section 7, then such event shall constitute an event of default hereunder and under the Lease, entitling Landlord to any and all remedies under the Lease or at law or in equity (including the right to terminate the Lease), without affording Tenant any notice or cure period. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify, and hold harmless Landlord from and against any and all claims arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants. Tenant's indemnification obligations in this Section 7 shall survive the expiration or earlier termination of the Lease.

8.
Landlord Compliance.

8.1
Landlord certifies, represents, warrants and covenants to Tenant that, to Landlord's actual knowledge, Landlord is not, and shall not during the Term of the Lease knowingly engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Project.

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8.2
Landlord certifies, represents, warrants and covenants to Tenant that it shall not during the Term of the Lease engage in activities that would violate the provisions of the U.S. Foreign Corrupt Practices Act and the anti-bribery laws of other nations generally. Accordingly, (i) Landlord has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Tenant and the Premises, made, promised, or offered to make any payment or transfer of anything of value, directly or indirectly to any US or non-US government official or to an intermediary for payment to any such government official; and, (ii) Landlord has not, and shall not, in connection with its performance under the Lease, or in connection with any other business transactions involving Tenant and the Premises, made, promised, or offered to make any payments or transfers of value that have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business.

8.3
Landlord certifies, represents, warrants and covenants to Tenant that it shall not during the Term of the Lease engage in activities that would violate the provisions of the AML Laws. In this regard Landlord will not engage in or facilitate the Buildings to be used in connection with transactions that in any way involve the proceeds of crime under US law or are related to the financing of terrorist activities.

8.4
If Landlord breaches any certification, representation, warranty or covenant set forth in this Section 8 with respect to the Buildings, such event, shall constitute an event of default hereunder, entitling Tenant to any and all remedies expressly provided to Tenant in the Lease.

9.
Tenant represents, warrants and covenants to Landlord that, as of the date hereof and throughout the term of the Lease, Tenant is not, and is not entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan. Notwithstanding any terms to the contrary in the Lease or this Agreement, in no event may Tenant assign or transfer its interest under the Lease to a third party who is, or is entering into the Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan if such transfer would could cause Landlord to incur any prohibited transaction excise tax penalties or other materially adverse consequences under the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended or similar law. Tenant represents and warrants to Landlord that (i) neither Tenant nor any of its "affiliates" has the authority (A) to appoint or terminate PGIM, Inc. ("PGIM") as investment manager of the PRISA II Separate Account, (B) to negotiate the terms of a management agreement between PGIM and the PRISA II Separate Account or (C) to cause an investment in or withdrawal from the PRISA II Separate Account and (ii) Tenant is not "related" to PGIM (within the meaning of Part VI(h) of Department of Labor Prohibited Transaction Exemption 84-14).

10.
Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Project has not undergone an inspection by a "Certified Access Specialist" and except to the extent expressly set forth in the Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to

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applicable California law: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Project with accessibility standards. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Buildings with regard to such inspections and shall be subject to Landlord's prior written consent.

11.
Notwithstanding anything to the contrary in the Lease, Tenant's obligation to pay rent and other amounts due under the Lease shall not be abated or limited in the event access to, use of, and/or services provided to the Premises, the Buildings, and/or the Project is or are prevented, limited or impaired in compliance with Applicable Laws or as a precaution in connection with a community health emergency, including any epidemic, quarantine, or infectious disease-related outbreak.

12.
If Tenant is billed directly by a public utility with respect to Tenant's electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's electricity usage with respect to the Premises directly from the applicable utility company.

13.
This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one document. Electronic signatures are deemed to be equivalent to original signatures for purposes of this Agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in "portable document format" (".pdf"), or by any other electronic means intended to preserve the original appearance of a document, shall constitute effective execution and delivery of this Agreement to the parties and may be used in lieu of an original hard-copy agreement. Tenant hereby consents to the use of any third party electronic signature capture service providers as may be chosen by Landlord.

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IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

LANDLORD: WESTPORT OFFICE PARK, LLC, a Delaware limited liability company By: /s/ Jessica Brock Jessica Brock, Authorized Signatory [Printed Name and Title]

Tenant:

ADICET THERAPEUTICS, INC., a Delaware

corporation

By: /s/ Chen Schor

Its: President and CEO

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

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